Exhibit 99.1
         For Immediate Release | Global Communications | MetLife,Inc.

MetLife Announces 1Q 2025 Results

•Net income increased 10% to $879 million.
•Premiums, fees and other revenues (PFOs) increased 14% to $13.6 billion.
•Adjusted earnings rose 1% to $1.3 billion. Higher life underwriting margins, volume growth and variable investment income were partially offset by unfavorable foreign currency impacts and lower recurring interest margins.
•Book value increased 2% to $35.16 per share. Adjusted book value increased 4% to $55.01 per share.
•Variable investment income increased 26% to $327 million, primarily driven by real estate and other fund returns.
•Returned $1.8 billion to shareholders via share repurchases and common stock dividends.
•Authorized new share repurchases of $3.0 billion in April.
•Entered into an agreement with a subsidiary of Talcott Financial Group to reinsure approximately $10 billion of U.S. retail variable annuity and rider reserves in April.
•Group Benefits adjusted earnings increased 29% to $367 million primarily due to higher life underwriting margins.
•Retirement and Income Solutions had total balance growth of 8% with strong sales in the quarter across its diversified liability platform.
•Asia sales other than Japan increased 41% on a constant currency basis.
•Latin America adjusted PFOs increased 1% and 14% on a constant currency basis. Since its launch in 2023, the Xcelerator digital platform has reached 4.5 million customers and $200 million in adjusted PFOs.
•EMEA adjusted earnings increased 8% on solid volume growth across the region.

First Quarter 2025 Summary

($ in millions, except per share data)	Three Months Ended March 31,
	2025	2024	Change
Premiums, fees and other revenues	$13,639	$11,975	14%
Net investment income	4,885	5,436	(10)%
Net investment gains (losses)	(387)	(375)
Net derivative gains (losses)	432	(979)
Total revenues	$18,569	$16,057

Adjusted premiums, fees and other revenues	$13,614	$11,948	14%
Adjusted premiums, fees and other revenues, excluding pension risk transfers (PRT)	$12,138	$11,973	1%

Market risk benefit remeasurement gains (losses)	$(299)	$694

Net income (loss)	$879	$800	10%
Net income (loss) per share	$1.28	$1.10	16%

Adjusted earnings	$1,349	$1,334	1%
Adjusted earnings per share	$1.96	$1.83	7%
Adjusted earnings, excluding total notable items	$1,349	$1,334	1%
Adjusted earnings, excluding total notable items per share	$1.96	$1.83	7%

Book value per share	$35.16	$34.54	2%
Adjusted book value per share	$55.01	$53.13	4%

Expense ratio	18.9%	20.5%
Direct expense ratio, excluding total notable items related to direct expenses and PRT	12.0%	11.9%
Adjusted expense ratio, excluding total notable items related to adjusted other expenses and PRT	20.6%	20.4%

ROE	14.9%	12.6%
Adjusted ROE	14.4%	13.8%
Adjusted ROE, excluding total notable items	14.4%	13.8%
Information regarding the non-GAAP and other financial measures included in this news release and reconciliation of the non-GAAP financial measures to GAAP measures are in “Non-GAAP and Other Financial Disclosures” below and in the tables that accompany this news release.
In this news release, all comparisons of results for the first quarter of 2025 are with the first quarter of 2024, unless otherwise noted.
Supplemental slides for the first quarter of 2025, titled “1Q25 Supplemental Slides” are available on the MetLife Investor Relations website at https://investor.metlife.com and in the Form 8-K furnished by MetLife to the U.S. Securities and Exchange Commission in connection with this earnings release. Supplemental information about MetLife's diversified global investment portfolio is contained in the "1Q25 - General Account Assets Under Management Fact Sheet," available on the above-mentioned website.

Total Company Discussion
MetLife reported first quarter 2025 premiums, fees and other revenues of $13.6 billion, up 14 percent. Adjusted premiums, fees and other revenues were also $13.6 billion, up 14 percent on a reported basis and up 16 percent on a constant currency basis.
Net investment income was $4.9 billion, down 10 percent, primarily due to decreases in the estimated fair value of certain securities that do not qualify as separate accounts under GAAP. Adjusted net investment income was $5.2 billion, up 3 percent, primarily due to asset growth and higher variable investment income.
Net investment losses were $387 million, or $306 million after tax during the quarter, reflecting normal trading activity and a stable credit environment. Net derivative gains amounted to $432 million, or $341 million after tax, driven by the weakening of the U.S. dollar versus the Japanese yen and Chilean peso and equity market declines.
Net income increased 10 percent to $879 million. The increase was primarily driven by net derivative gains in the current period compared to net derivative losses in the prior period. On a per-share basis, net income increased 16 percent to $1.28.
Adjusted earnings were $1.3 billion, up 1 percent on a reported basis, and up 5 percent on a constant currency basis. On a per-share basis, adjusted earnings were $1.96, up 7 percent.

Adjusted Earnings by Segment Summary

	Three Months Ended March 31, 2025
Segment	Change from prior-year period (on a reported basis)	Change from prior-year period (on a constant currency basis)
Group Benefits	29%
Retirement and Income Solutions (RIS)	1%
Asia	(12)%	(9)%
Latin America	(6)%	7%
Europe, the Middle East and Africa (EMEA)	8%	14%
MetLife Holdings	(3)%

Business Discussions

GROUP BENEFITS

($ in millions)	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Change
Adjusted earnings	$367	$284	29%
Adjusted PFOs	$6,430	$6,330	2%

•Adjusted earnings were $367 million, up 29 percent, primarily due to favorable life underwriting reflecting lower working age mortality.
•Adjusted PFOs were $6.4 billion, up 2 percent, driven by sales growth, partially offset by the impact of favorable mortality on participating life contracts. PFOs from participating life contracts can fluctuate with claims experience.
•Sales were up 2 percent, primarily driven by solid regional business growth, partially offset by lower jumbo sales in national accounts.
RIS

($ in millions)	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Change
Adjusted earnings	$401	$399	1%
Adjusted PFOs	$2,430	$813	199%
Adjusted PFOs, excluding PRT	$954	$838	14%

•Adjusted earnings were $401 million, up 1 percent, driven by higher variable investment income and favorable underwriting, partially offset by lower recurring interest margins.
•Adjusted PFOs increased to $2.4 billion driven by strong growth in U.S. PRTs.
•Excluding PRT, adjusted PFOs were $954 million, up 14 percent, driven by growth in recurring PFOs in UK longevity reinsurance.
•Sales increased 232 percent, which included strong sales in stable value products, UK longevity reinsurance and U.S. PRTs.
ASIA

($ in millions)	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Change	Constant currency change
Adjusted earnings	$374	$423	(12)%	(9)%
Adjusted PFOs	$1,681	$1,744	(4)%	—%
Asia general account assets under management (at amortized cost)	$134,352	$128,618	4%	5%

•Adjusted earnings were $374 million, down 12 percent on a reported basis, and down 9 percent on a constant currency basis, driven by less favorable underwriting due to lower surrenders and a tax rate change in Japan, partially offset by higher variable investment income.
•Adjusted PFOs were $1.7 billion, down 4 percent on a reported basis, and flat on a constant currency basis.

•Asia general account assets under management (at amortized cost) were $134.4 billion, up 5 percent on a constant currency basis.
•Sales were $627 million, up 10 percent on a constant currency basis, driven by strong sales in Korea and China, partially offset by lower sales in Japan.
LATIN AMERICA

($ in millions)	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Change	Constant currency change
Adjusted earnings	$218	$233	(6)%	7%
Adjusted PFOs	$1,513	$1,496	1%	14%

•Adjusted earnings were $218 million, down 6 percent on a reported basis, and up 7 percent on a constant currency basis, driven by strong volume growth across the region and favorable tax items in the quarter, partially offset by less favorable underwriting and lower Chilean encaje returns.
•Adjusted PFOs were $1.5 billion, up 1 percent on a reported basis, and up 14 percent on a constant currency basis, driven by strong growth and solid persistency across the region.
•Sales were $383 million, up 7 percent on a constant currency basis, with contributions across the region.
EMEA

($ in millions)	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Change	Constant currency change
Adjusted earnings	$83	$77	8%	14%
Adjusted PFOs	$668	$620	8%	12%

•Adjusted earnings were $83 million, up 8 percent on a reported basis and up 14 percent on a constant currency basis, primarily due to solid volume growth, partially offset by less favorable expense margins.
•Adjusted PFOs were $668 million, up 8 percent on a reported basis and up 12 percent on a constant currency basis due to strong sales across the region.
•Sales were $315 million, up 16 percent on a constant currency basis, on strong growth across the region.
METLIFE HOLDINGS

($ in millions)	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Change
Adjusted earnings	$154	$159	(3)%
Adjusted PFOs	$780	$841	(7)%

•Adjusted earnings were $154 million, down 3 percent, reflecting run-off of the business.
•Adjusted PFOs were $780 million, down 7 percent.
CORPORATE & OTHER

($ in millions)	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Change
Adjusted earnings	$(248)	$(241)

•Adjusted loss of $248 million, compared to an adjusted loss of $241 million.
INVESTMENTS

($ in millions)	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024	Change
Adjusted net investment income	$5,213	$5,068	3%

•Adjusted net investment income was $5.2 billion, up 3 percent, primarily driven by asset growth and higher variable investment income. Variable investment income increased 26 percent to $327 million, primarily driven by higher real estate and other fund returns.
FIRST QUARTER 2025 NOTABLE ITEMS

($ in millions)	Adjusted Earnings
	Three Months Ended March 31, 2025
Notable Items	Group Benefits	RIS	Asia	Latin America	EMEA	MetLife Holdings	Corporate & Other	Total
Total notable items	$0	$0	$0	$0	$0	$0	$0	$0

Contacts:     For Media:     Dave Franecki (973) 264-7465, Dave.Franecki@metlife.com
For Investors:      John Hall (212) 578-7888, John.A.Hall@metlife.com

About MetLife
MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help individual and institutional customers build a more confident future. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Asia, Latin America, Europe and the Middle East. For more information, visit www.metlife.com.
Conference Call
MetLife will hold its first quarter 2025 earnings conference call and audio webcast on Thursday, May 1, 2025, from 9-10 a.m. (ET). The conference call will be available live via the internet. To listen to the conference call, click the following link to register (https://events.q4inc.com/attendee/259680312).

The conference call will be available for replay via telephone and the internet beginning at 11:00 a.m. (ET) on Thursday, May 1, 2025, until Thursday, May 8, 2025, at 11:59 p.m. (ET). To listen to a replay of the conference call via telephone, dial 800-770-2030 (U.S.) or 647-362-9199 (outside the U.S.). The Conference ID for the replay is 34666 followed by the # key. To access the replay of the conference call via the internet, visit the MetLife Investor Relations webpage (https://investor.metlife.com).
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Non-GAAP and Other Financial Disclosures

Any references in this news release (except in this section and the tables that accompany this release) to:		should be read as, respectively:

(i)	net income (loss);	(i)	net income (loss) available to MetLife, Inc.’s common shareholders;
(ii)	net income (loss) per share;	(ii)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;
(iii)	adjusted earnings;	(iii)	adjusted earnings available to common shareholders;
(iv)	adjusted earnings per share;	(iv)	adjusted earnings available to common shareholders per diluted common share;
(v)	book value per share;	(v)	book value per common share;
(vi)	adjusted book value per share;	(vi)	adjusted book value per common share;
(vii)	return on equity; and	(vii)	return on MetLife, Inc.’s common stockholders’ equity; and
(viii)	adjusted return on equity.	(viii)	adjusted return on MetLife, Inc.’s common stockholders’ equity.
In this news release, MetLife presents certain measures of its performance on a consolidated and segment basis that are not calculated in accordance with accounting principles generally accepted in the United States of America (GAAP). MetLife believes that these non-GAAP financial measures enhance our investors' understanding of MetLife's performance by highlighting the results of operations and the underlying profitability drivers of the business. Segment-specific financial measures are calculated using only the portion of consolidated results attributable to that specific segment.
The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:		Comparable GAAP financial measures:

(i)	total adjusted revenues;	(i)	total revenues;
(ii)	total adjusted expenses;	(ii)	total expenses;
(iii)	adjusted premiums, fees and other revenues;	(iii)	premiums, fees and other revenues;
(iv)	adjusted premiums, fees and other revenues, excluding PRT;	(iv)	premiums, fees and other revenues;
(v)	adjusted net investment income;	(v)	net investment income;
(vi)	adjusted earnings available to common shareholders;	(vi)	net income (loss) available to MetLife, Inc.’s common shareholders;
(vii)	adjusted earnings available to common shareholders, excluding total notable items;	(vii)	net income (loss) available to MetLife, Inc.’s common shareholders;
(viii)	adjusted earnings available to common shareholders per diluted common share;	(viii)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;
(ix)	adjusted earnings available to common shareholders, excluding total notable items, per diluted common share;	(ix)	net income (loss) available to MetLife, Inc.’s common shareholders per diluted common share;
(x)	adjusted return on equity;	(x)	return on equity;

(xi)	adjusted return on equity, excluding total notable items;	(xi)	return on equity;
(xii)	investment portfolio gains (losses);	(xii)	net investment gains (losses);
(xiii)	derivative gains (losses);	(xiii)	net derivative gains (losses);
(xiv)	adjusted capitalization of deferred policy acquisition costs (DAC);	(xiv)	capitalization of DAC;
(xv)	total MetLife, Inc.’s adjusted common stockholders’ equity;	(xv)	total MetLife, Inc.’s stockholders’ equity;
(xvi)	total MetLife, Inc.’s adjusted common stockholders’ equity, excluding total notable items;	(xvi)	total MetLife, Inc.’s stockholders’ equity;
(xvii)	adjusted book value per common share;	(xvii)	book value per common share;
(xviii)	adjusted other expenses;	(xviii)	other expenses;
(xix)	adjusted other expenses, net of adjusted capitalization of DAC;	(xix)	other expenses, net of capitalization of DAC;
(xx)	adjusted other expenses, net of adjusted capitalization of DAC, excluding total notable items related to adjusted other expenses;	(xx)	other expenses, net of capitalization of DAC;
(xxi)	adjusted expense ratio;	(xxi)	expense ratio;
(xxii)	adjusted expense ratio, excluding total notable items related to adjusted other expenses and PRT;	(xxii)	expense ratio;
(xxiii)	direct expenses;	(xxiii)	other expenses;
(xxiv)	direct expenses, excluding total notable items related to direct expenses;	(xxiv)	other expenses;
(xxv)	direct expense ratio;	(xxv)	expense ratio;
(xxvi)	direct expense ratio, excluding total notable items related to direct expenses and PRT;	(xxvi)	expense ratio;
(xxvii)	future policy benefits at original discount rate; and	(xxvii)	future policy benefits at balance sheet discount rate; and
(xxviii)	free cash flow of all holding companies.	(xxviii)	MetLife, Inc. (parent company only) net cash provided by (used in) operating activities.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable effort to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income.

Any of these financial measures shown on a constant currency basis reflect the impact of changes in foreign currency exchange rates and are calculated using the average foreign currency exchange rates for the current period and applied to the comparable prior period (“constant currency basis”).
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this earnings news release and in this period’s quarterly financial supplement, which is available at MetLife's Investor Relations webpage (https://investor.metlife.com).
MetLife’s definitions of non-GAAP and other financial measures discussed in this news release may differ from those used by other companies:

Adjusted earnings and related measures
•adjusted earnings;
•adjusted earnings available to common shareholders;
•adjusted earnings available to common shareholders, on a constant currency basis;
•adjusted earnings available to common shareholders, excluding total notable items;
•adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis;
•adjusted earnings available to common shareholders per diluted common share;
•adjusted earnings available to common shareholders, on a constant currency basis per diluted common share;
•adjusted earnings available to common shareholders, excluding total notable items per diluted common share; and
•adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis per diluted common share.
Adjusted earnings is used by MetLife's chief operating decision maker, its chief executive officer, to evaluate performance and allocate resources. Consistent with GAAP guidance for segment reporting, adjusted earnings is MetLife’s GAAP measure of segment performance. Adjusted earnings and related measures based on adjusted earnings are also the measures by which senior management’s and many other employees’ performance is evaluated for the purposes of determining their compensation under applicable compensation plans. Adjusted earnings and related measures based on adjusted earnings allow analysis of MetLife's performance relative to its business plan and facilitate comparisons to industry results.
Adjusted earnings is defined as adjusted revenues less adjusted expenses, net of income tax. Adjusted earnings available to common shareholders is defined as adjusted earnings less preferred stock dividends.
Adjusted earnings, along with the related adjusted revenues, adjusted expenses and adjusted premiums, fees and other revenues, focus on our primary businesses principally by excluding the impact of (i) market volatility which could distort trends, (ii) asymmetrical and non-economic accounting, (iii) revenues and costs related to divested businesses, and (iv) other adjustments. Also, adjusted earnings and related measures exclude results of discontinued operations under GAAP.
Market volatility can have a significant impact on MetLife’s financial results. Adjusted earnings excludes net investment gains (losses), net derivative gains (losses), market risk benefits remeasurement gains (losses) and goodwill impairments. Further, net investment income is adjusted to exclude similar items relating to joint ventures accounted for under the equity method ("Joint venture adjustments"), and policyholder benefits and claims exclude (i) changes in the discount rate on certain annuitization guarantees accounted for as additional liabilities and (ii) market value adjustments.
Asymmetrical and non-economic accounting adjustments are made to the line items indicated in calculating adjusted earnings:
•Net investment income includes earned income on derivatives and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment hedge adjustments").
•Other revenues include settlements of foreign currency earnings hedges and exclude asymmetrical accounting associated with in-force reinsurance.
•Policyholder benefits and claims excludes (i) amortization of basis adjustments associated with de-designated fair value hedges of future policy benefits, (ii) inflation-indexed benefit adjustments associated with contracts backed by inflation-indexed investments, (iii) asymmetrical accounting associated with in-force reinsurance, and (iv) non-economic losses incurred at contract inception for certain single premium annuity business. These losses are amortized into adjusted earnings within policyholder benefits and claims over the estimated lives of the contracts.

•Policyholder liability remeasurement gains (losses) excludes asymmetrical accounting associated with in-force reinsurance.
•Interest credited to policyholder account balances excludes amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and other pass-through adjustments and asymmetrical accounting associated with in-force reinsurance.
"Divested businesses" are those that have been or will be sold or exited by MetLife but do not meet the discontinued operations criteria under GAAP. Divested businesses also include the net impact of transactions with exited businesses that have been eliminated in consolidation under GAAP and costs relating to businesses that have been or will be sold or exited by MetLife that do not meet the criteria to be included in results of discontinued operations under GAAP.
"Reinsurance adjustments" relate to balances subject to ceded reinsurance arrangements with third parties and the related investment returns and other expenses which are passed through to the third-party reinsurers.
Other adjustments are made in calculating adjusted earnings:
•Net investment income and interest credited to policyholder account balances excludes certain amounts related to contractholder-directed equity securities ("Unit-linked contract income") and ("Unit-linked contract costs"). Net investment income also excludes Reinsurance adjustments.
•Other revenues include fee revenue on synthetic guaranteed interest contracts ("GICs") accounted for as freestanding derivatives.
•Other revenues exclude and other expenses include fees received in connection with services provided under transition service agreements.
•Other expenses exclude (i) Reinsurance adjustments, (ii) implementation of new insurance regulatory requirements and other costs, and (iii) acquisition, integration and other related costs. Other expenses include (i) deductions for net income attributable to noncontrolling interests, and (ii) benefits accrued on synthetic GICs accounted for as freestanding derivatives.
Adjusted earnings also excludes the recognition of certain contingent assets and liabilities that could not be recognized at acquisition or adjusted for during the measurement period under GAAP business combination accounting guidance.
The tax impact of the adjustments mentioned above are calculated net of the U.S. or foreign statutory tax rate, which could differ from MetLife's effective tax rate. Additionally, the provision for income tax (expense) benefit also includes the impact related to the timing of certain tax credits, as well as certain tax reforms.
In addition, adjusted earnings available to common shareholders excludes the impact of preferred stock redemption premium, which is reported as a reduction to net income (loss) available to MetLife, Inc.’s common shareholders.
Investment portfolio gains (losses) and derivative gains (losses)
These are measures of investment and hedging activity. Investment portfolio gains (losses) principally excludes amounts that are reported within net investment gains (losses) but do not relate to the performance of the investment portfolio, such as gains (losses) on sales and divestitures of businesses, as well as investment portfolio gains (losses) of divested businesses. Derivative gains (losses) principally excludes earned income on derivatives and amortization of premium on derivatives, where such derivatives are either hedges of investments or are used to replicate certain investments, and where such derivatives do not qualify for hedge accounting. This earned income and amortization of premium is reported within adjusted earnings and not within derivative gains (losses).

Return on equity and related measures
•Total MetLife, Inc.’s adjusted common stockholders’ equity: total MetLife, Inc.’s common stockholders’ equity, excluding unrealized investment gains (losses), net of related offsets, deferred gains (losses) on derivatives, future policy benefits discount rate remeasurement gains (losses), market risk benefits instrument-specific credit risk remeasurement gains (losses) and defined benefit plans adjustment components of AOCI and the estimated fair value of certain ceded reinsurance-related embedded derivatives (see "Reinsurance adjustments"), all net of income tax.
•Total MetLife, Inc.’s adjusted common stockholders’ equity, excluding total notable items: total MetLife, Inc.’s common stockholders’ equity, excluding unrealized investment gains (losses), net of related offsets, deferred gains (losses) on derivatives, future policy benefits discount rate remeasurement gains (losses), market risk benefits instrument-specific credit risk remeasurement gains (losses) and defined benefit plans adjustment components of AOCI, the estimated fair value of certain ceded reinsurance-related embedded derivatives (see "Reinsurance adjustments") and total notable items, all net of income tax.
•Return on MetLife, Inc.’s common stockholders’ equity: net income (loss) available to MetLife, Inc.’s common shareholders divided by MetLife, Inc.’s average common stockholders’ equity.
•Adjusted return on MetLife, Inc.'s common stockholders' equity: adjusted earnings available to common shareholders divided by MetLife, Inc.'s average adjusted common stockholders' equity.
•Adjusted return on MetLife, Inc.'s common stockholders' equity, excluding total notable items: adjusted earnings available to common shareholders, excluding total notable items, divided by MetLife, Inc.'s average adjusted common stockholders' equity, excluding total notable items.
The above measures represent a level of equity that excludes most components of AOCI, such as unrealized investment gains (losses), net of related offsets, and future policy benefits discount rate remeasurement gains (losses), as well as the impact of certain ceded reinsurance-related embedded derivatives (see "Reinsurance adjustments"), as these amounts are primarily driven by market volatility.
Expense ratio, direct expense ratio, adjusted expense ratio and related measures
•Expense ratio: other expenses, net of capitalization of DAC, divided by premiums, fees and other revenues.
•Direct expense ratio: adjusted direct expenses, divided by adjusted premiums, fees and other revenues. Direct expenses are comprised of employee-related costs, third-party staffing costs, and general and administrative expenses.
•Direct expense ratio, excluding total notable items related to direct expenses and PRT: adjusted direct expenses, excluding total notable items related to direct expenses, divided by adjusted premiums, fees and other revenues, excluding PRT.
•Adjusted expense ratio: adjusted other expenses, net of adjusted capitalization of DAC, divided by adjusted premiums, fees and other revenues.
•Adjusted expense ratio, excluding total notable items related to adjusted other expenses and PRT: adjusted other expenses, net of adjusted capitalization of DAC, excluding total notable items related to adjusted other expenses, divided by adjusted premiums, fees and other revenues, excluding PRT.
Asia general account (GA) assets under management (GA AUM) and related measures
Asia GA AUM is used by MetLife to describe assets in its Asia GA investment portfolio. Asia GA AUM is stated at estimated fair value and is comprised of Asia GA total investments, the portion of the Asia GA investment portfolio classified within assets held-for-sale, cash and cash equivalents, and accrued investment income on such assets, excluding policy loans, contractholder-directed equity securities, fair value option securities, mortgage loans originated for third parties, assets subject to ceded reinsurance arrangements with third-party reinsurers, and certain other invested assets. Mortgage loans, net of mortgage loans originated for third parties ("net mortgage loans") (including commercial ("net commercial mortgage loans"), agricultural ("net agricultural mortgage loans") and residential mortgage loans) and real estate equity (including real estate and real estate joint ventures) included in Asia GA AUM (at net asset value, net of deduction for encumbering debt) have been adjusted from carrying value to estimated fair value. At the segment level, intersegment balances (intercompany activity, primarily related to investments in subsidiaries, that eliminate at the MetLife consolidated level) are excluded from Asia GA AUM.
Asia GA AUM (at amortized cost) excludes the following adjustments: (i) unrealized gain (loss) on investments carried at estimated fair value and (ii) adjustments from carrying value to estimated fair value on net mortgage loans (including net commercial mortgage loans, net agricultural mortgage loans and residential mortgage loans) and real estate and real estate joint ventures. Asia GA AUM (at amortized cost) is presented net of related allowance for credit loss.
Statistical sales information
•Group Benefits: calculated using 10% of single premium deposits and 100% of annualized full-year premiums and fees from recurring premium policy sales of all products.
•RIS: calculated using 10% of single premium contracts, on and off-balance sheet deposits, and the contract value for new UK longevity reinsurance contracts, and 100% of annualized full-year premiums and fees only from recurring premium policy sales of specialized benefit resources and corporate-owned life insurance.
•Asia, Latin America and EMEA: calculated using 10% of single premium deposits (mainly from retirement products such as variable annuity, fixed annuity and pensions), 20% of single premium deposits from credit insurance and 100% of annualized full-year premiums and fees from recurring-premium policy sales of all products (mainly from risk and protection products such as individual life, accident & health and group).
Sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.
The following additional information is relevant to an understanding of MetLife’s performance results and outlook
•Volume growth, where cited, represents the change in certain measures of our segment results, including adjusted earnings, attributable to business growth, applying a model in which certain margins and factors are held constant, the most significant of which are underwriting margins, investment margins, changes in equity market performance, expense margins and the impact of changes in foreign currency exchange rates.
•PRT includes UK funded reinsurance.
•Holding company cash and liquid assets are held by MetLife, Inc. collectively with other MetLife holding companies and include cash and cash equivalents, short term investments and publicly traded securities excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with securities lending, repurchase agreements, derivatives, regulatory deposits, the collateral financing arrangement, funding agreements and secured borrowings, as well as amounts held in the closed block.
•MetLife uses a measure of free cash flow to facilitate an understanding of its ability to generate cash for reinvestment into its businesses or use in non-mandatory capital actions. MetLife defines free cash flow as the sum of cash available at MetLife’s holding companies from dividends from operating subsidiaries, expenses and other net flows of the holding companies (including capital contributions to subsidiaries), and net contributions from debt to be at or below target leverage ratios. This measure of free cash flow is prior to capital actions, such as common stock dividends and repurchases, debt reduction and mergers and acquisitions. Free cash flow should not be viewed as a substitute for net cash provided by (used in) operating activities calculated in accordance with

GAAP. The free cash flow ratio is typically expressed as a percentage of annual adjusted earnings available to common shareholders.
•Notable items reflect the unexpected impact of events that affect MetLife’s results, but that were unknown and that MetLife could not anticipate when it devised its business plan. Notable items also include certain items regardless of the extent anticipated in the business plan, to help investors have a better understanding of MetLife's results and to evaluate and forecast those results. Notable items represent a positive (negative) impact to adjusted earnings available to common shareholders.
•We refer to observable forward yield curves as of a particular date in connection with making our estimates for future results. The observable forward yield curves at a given time are based on implied future interest rates along a range of interest rate durations. This includes the 10-year U.S. Treasury rate which we use as a benchmark rate to describe longer-term interest rates used in our estimates for future results.

Forward-Looking Statements
This news release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events and do not relate strictly to historical or current facts. They use words and terms such as “anticipate,” "are confident," “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “if,” “intend,” “likely,” “may,” “plan,” “potential,” “project,” “should,” "target," “will,” “would,” and other words and terms of similar meaning or that are otherwise tied to future periods or future performance, in each case in all derivative forms. They include statements relating to strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.
Many factors determine the results of MetLife, Inc., its subsidiaries and affiliates, and they involve unpredictable risks and uncertainties. Our forward-looking statements depend on our assumptions, our expectations, and our understanding of the economic environment, but they may be inaccurate and may change. MetLife, Inc. does not guarantee any future performance. Our results could differ materially from those MetLife, Inc. expresses or implies in forward-looking statements. The risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission, and others, may cause such differences. These factors include:
(1)economic condition difficulties, including risks relating to interest rates, the effects of announced or future tariff increases on the global economy, credit spreads, declining equity or debt markets, real estate, obligors and counterparties, government default, currency exchange rates, derivatives, climate change, public health and terrorism and security;
(2)global capital and credit market adversity;
(3)credit facility inaccessibility;
(4)financial strength or credit ratings downgrades;
(5)unavailability, unaffordability, or inadequate reinsurance, including reinsurance risks that arise from reinsurers' credit risk, and the potential shortfall or failure of risk mitigants to protect against such risks;
(6)statutory life insurance reserve financing costs or limited market capacity;
(7)legal, regulatory, and supervisory and enforcement policy changes;
(8)changes in tax rates, tax laws or interpretations;
(9)litigation and regulatory investigations;

(10)unsuccessful efforts to meet all environmental, social, and governance standards or to enhance our sustainability;
(11)MetLife, Inc.’s inability to pay dividends and repurchase common stock;
(12)MetLife, Inc.’s subsidiaries’ inability to pay dividends to MetLife, Inc.;
(13)investment defaults, downgrades, or volatility;
(14)investment sales or lending difficulties;
(15)collateral or derivative-related payments;
(16)investment valuations, allowances, or impairments changes;
(17)claims or other results that differ from our estimates, assumptions, or models;
(18)global political, legal, or operational risks;
(19)business competition;
(20)technological changes;
(21)catastrophes;
(22)climate changes or responses to it;
(23)deficiencies in our closed block;
(24)goodwill or other asset impairment, or deferred income tax asset allowance;
(25)impairment of VOBA, value of distribution agreements acquired or value of customer relationships acquired;
(26)product guarantee volatility, costs, and counterparty risks;
(27)risk management failures;
(28)insufficient protection from operational risks;
(29)failure to protect confidentiality, integrity or availability of systems or data or other cybersecurity or disaster recovery failures;
(30)accounting standards changes;
(31)excessive risk-taking;
(32)marketing and distribution difficulties;
(33)pension and other postretirement benefit assumption changes;
(34)inability to protect our intellectual property or avoid infringement claims;
(35)acquisition, integration, growth, disposition, or reorganization difficulties;
(36)Brighthouse Financial, Inc. separation risks;
(37)MetLife, Inc.’s Board of Directors influence over the outcome of stockholder votes through the voting provisions of the MetLife Policyholder Trust; and
(38)legal- and corporate governance-related effects on business combinations.
MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in subsequent reports to the U.S. Securities and Exchange Commission.

MetLife, Inc.
GAAP Interim Condensed Consolidated Statements of Operations
(In millions)

	For the Three Months Ended
	March 31,
	2025	2024
Revenues
Premiums	$11,723	$10,053
Universal life and investment-type product policy fees	1,229	1,248
Net investment income	4,885	5,436
Other revenues	687	674
Net investment gains (losses)	(387)	(375)
Net derivative gains (losses)	432	(979)
Total revenues	18,569	16,057

Expenses
Policyholder benefits and claims	11,806	10,074
Policyholder liability remeasurement (gains) losses	(31)	(22)
Market risk benefit remeasurement (gains) losses	299	(694)
Interest credited to policyholder account balances	1,647	2,290
Policyholder dividends	144	147
Amortization of DAC, VOBA and negative VOBA	519	502
Interest expense on debt	258	264
Other expenses, net of capitalization of DAC	2,573	2,451
Total expenses	17,215	15,012

Income (loss) before provision for income tax	1,354	1,045
Provision for income tax expense (benefit)	404	170
Net income (loss)	950	875
Less: Net income (loss) attributable to noncontrolling interests	5	8
Net income (loss) attributable to MetLife, Inc.	945	867
Less: Preferred stock dividends	66	67
Net income (loss) available to MetLife, Inc.'s common shareholders	$879	$800

See footnotes on last page.

MetLife, Inc.
(In millions, except per share data)

	For the Three Months Ended
	March 31,
	2025		2024
Reconciliation to Adjusted Earnings Available to Common Shareholders		Earnings Per Weighted Average Common Share Diluted (1)		Earnings Per Weighted Average Common Share Diluted (1)
Net income (loss) available to MetLife, Inc.'s common shareholders	$879	$1.28	$800	$1.10

Adjustments from net income (loss) available to common shareholders to adjusted earnings available to common shareholders:
Less: Net investment gains (losses)	(387)	(0.56)	(375)	(0.51)
Net derivative gains (losses)	432	0.63	(979)	(1.34)
Market risk benefit remeasurement gains (losses)	(299)	(0.44)	694	0.95
Premiums	4	0.01	—	—
Universal life and investment-type product policy fees	—	—	—	—
Net investment income	(328)	(0.48)	368	0.51
Other revenues	21	0.03	27	0.04
Policyholder benefits and claims and policyholder dividends	(32)	(0.05)	53	0.07
Policyholder liability remeasurement (gains) losses	—	—	—	—
Interest credited to policyholder account balances	170	0.26	(563)	(0.78)
Capitalization of DAC	—	—	—	—
Amortization of DAC, VOBA and negative VOBA	—	—	—	—
Interest expense on debt	—	—	—	—
Other expenses	(69)	(0.10)	(11)	(0.02)
Goodwill impairment	—	—	—	—
Provision for income tax (expense) benefit	23	0.03	260	0.36
Add: Net income (loss) attributable to noncontrolling interests	5	0.01	8	0.01
Preferred stock redemption premium	—	—	—	—
Adjusted earnings available to common shareholders	1,349	1.96	1,334	1.83
Less: Total notable items	—	—	—	—
Adjusted earnings available to common shareholders, excluding total notable items	$1,349	$1.96	$1,334	$1.83

Adjusted earnings available to common shareholders on a constant currency basis	$1,349	$1.96	$1,289	$1.77
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis	$1,349	$1.96	$1,289	$1.77

Weighted average common shares outstanding - diluted		687.0		728.4

See footnotes on last page.

MetLife, Inc.
(In millions)

	For the Three Months Ended
	March 31,
	2025	2024
Premiums, Fees and Other Revenues
Premiums, fees and other revenues	$13,639	$11,975
Less: Adjustments to premiums, fees and other revenues:
Asymmetrical and non-economic accounting	36	39
Other adjustments	(15)	(12)
Divested businesses	4	—
Adjusted premiums, fees and other revenues	$13,614	$11,948

Adjusted premiums, fees and other revenues, on a constant currency basis	$13,614	$11,686
Less: PRT	1,476	(25)
Adjusted premiums, fees and other revenues, excluding PRT, on a constant currency basis	$12,138	$11,711

Net Investment Income
Net investment income	$4,885	$5,436
Less: Adjustments to net investment income
Investment hedge adjustments	(103)	(176)
Joint venture adjustments	(42)	2
Unit-linked contract income and Reinsurance adjustments	(184)	542
Divested businesses	1	—
Adjusted net investment income	$5,213	$5,068

Revenues and Expenses
Total revenues	$18,569	$16,057
Less: Adjustments to total revenues:
Net investment gains (losses)	(387)	(375)
Net derivative gains (losses)	432	(979)
Investment hedge adjustments	(103)	(176)
Asymmetrical and non-economic accounting	36	39
Joint venture adjustments	(42)	2
Unit-linked contract income and Reinsurance adjustments	(184)	542
Other adjustments	(15)	(12)
Divested businesses	5	—
Total adjusted revenues	$18,827	$17,016

Total expenses	$17,215	$15,012
Less: Adjustments to total expenses:
Market risk benefit remeasurement (gains) losses	299	(694)
Goodwill impairment	—	—
Asymmetrical and non-economic accounting	139	38
Market volatility	(44)	(67)
Unit-linked contract costs and Reinsurance adjustments	(192)	539
Other adjustments	19	7
Divested businesses	9	4
Total adjusted expenses	$16,985	$15,185

See footnotes on last page.

MetLife, Inc.
(In millions, except per share and ratio data)

	For the Three Months Ended
	March 31,
	2025	2024
Expense Detail and Ratios

Reconciliation of Capitalization of DAC to Adjusted Capitalization of DAC
Capitalization of DAC	$(698)	$(740)
Less: Divested businesses	—	—
Adjusted capitalization of DAC	$(698)	$(740)

Reconciliation of Other Expenses to Adjusted Other Expenses
Other expenses	$3,271	$3,191
Less: Reinsurance adjustments	42	—
Less: Other adjustments	19	7
Less: Divested businesses	8	4
Adjusted other expenses	$3,202	$3,180

Other Detail and Ratios
Other expenses, net of capitalization of DAC	$2,573	$2,451

Premiums, fees and other revenues	$13,639	$11,975

Expense ratio	18.9%	20.5%

Direct expenses	$1,459	$1,426
Less: Total notable items related to direct expenses	—	—
Direct expenses, excluding total notable items related to direct expenses	$1,459	$1,426

Adjusted other expenses	$3,202	$3,180
Adjusted capitalization of DAC	(698)	(740)
Adjusted other expenses, net of adjusted capitalization of DAC	2,504	2,440
Less: Total notable items related to adjusted other expenses	—	—
Adjusted other expenses, net of adjusted capitalization of DAC, excluding total notable items related to adjusted other expenses	$2,504	$2,440

Adjusted premiums, fees and other revenues	$13,614	$11,948
Less: PRT	1,476	(25)
Adjusted premiums, fees and other revenues, excluding PRT	$12,138	$11,973

Direct expense ratio	10.7%	11.9%
Direct expense ratio, excluding total notable items related to direct expenses and PRT	12.0%	11.9%
Adjusted expense ratio	18.4%	20.4%
Adjusted expense ratio, excluding total notable items related to adjusted other expenses and PRT	20.6%	20.4%

See footnotes on last page.

MetLife, Inc.
(In millions, except per share data)

	March 31,
Equity Details	2025	2024
Total MetLife, Inc.'s stockholders' equity	$27,493	$28,535
Less: Preferred stock	3,818	3,818
MetLife, Inc.'s common stockholders' equity	23,675	24,717
Less: Unrealized investment gains (losses), net of related offsets and income tax	(17,329)	(16,813)
Deferred gains (losses) on derivatives, net of income tax	179	202
Future policy benefits discount rate remeasurement gain (losses), net of income tax	5,334	4,773
Market risk benefits instrument-specific credit risk remeasurement gains (losses), net of income tax	(31)	(47)
Defined benefit plans adjustment, net of income tax	(1,416)	(1,421)
Estimated fair value of certain ceded reinsurance-related embedded derivatives, net of income tax	(100)	—
Total MetLife, Inc.'s adjusted common stockholders' equity	37,038	38,023
Less: Accumulated year-to-date total notable items, net of income tax	—	—
Total MetLife, Inc.'s adjusted common stockholders' equity, excluding total notable items	$37,038	$38,023

	March 31,
Book Value (2)	2025	2024
Book value per common share	35.16	34.54
Less: Unrealized investment gains (losses), net of related offsets and income tax	(25.74)	(23.49)
Deferred gains (losses) on derivatives, net of income tax	0.27	0.28
Future policy benefits discount rate remeasurement gain (losses), net of income tax	7.92	6.68
Market risk benefits instrument-specific credit risk remeasurement gains (losses), net of income tax	(0.05)	(0.07)
Defined benefit plans adjustment, net of income tax	(2.10)	(1.99)
Estimated fair value of certain ceded reinsurance-related embedded derivatives, net of income tax	(0.15)	—
Adjusted book value per common share	$55.01	$53.13

Common shares outstanding, end of period (3)	673.3	715.7

	For the Three Months Ended
	March 31, (4)
Return on Equity	2025	2024
Return on MetLife, Inc.'s:
Common stockholders' equity	14.9%	12.6%

Adjusted return on MetLife, Inc.'s:
Adjusted common stockholders' equity	14.4%	13.8%
Adjusted common stockholders' equity, excluding total notable items	14.4%	13.8%

	For the Three Months Ended
	March 31,
Average Common Stockholders' Equity	2025	2024
Average common stockholders' equity	$23,651	$25,457
Average adjusted common stockholders' equity	$37,405	$38,652
Average adjusted common stockholders' equity, excluding total notable items	$37,405	$38,652

See footnotes on last page.

MetLife, Inc.
Adjusted Earnings Available to Common Shareholders
(In millions)

	For the Three Months Ended
	March 31,
	2025	2024

Group Benefits (5):

Adjusted earnings available to common shareholders	$367	$284
Less: Total notable items	—	—
Adjusted earnings available to common shareholders, excluding total notable items	$367	$284

Adjusted premiums, fees and other revenues	$6,430	$6,330

Retirement & Income Solutions (5):

Adjusted earnings available to common shareholders	$401	$399
Less: Total notable items	—	—
Adjusted earnings available to common shareholders, excluding total notable items	$401	$399

Adjusted premiums, fees and other revenues	$2,430	$813
Less: PRT	1,476	(25)
Adjusted premiums, fees and other revenues, excluding PRT	$954	$838

Asia:

Adjusted earnings available to common shareholders	$374	$423
Less: Total notable items	—	—
Adjusted earnings available to common shareholders, excluding total notable items	$374	$423

Adjusted earnings available to common shareholders on a constant currency basis	$374	$411
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis	$374	$411

Adjusted premiums, fees and other revenues	$1,681	$1,744
Adjusted premiums, fees and other revenues, on a constant currency basis	$1,681	$1,682

Latin America:

Adjusted earnings available to common shareholders	$218	$233
Less: Total notable items	—	—
Adjusted earnings available to common shareholders, excluding total notable items	$218	$233

Adjusted earnings available to common shareholders on a constant currency basis	$218	$204
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis	$218	$204

Adjusted premiums, fees and other revenues	$1,513	$1,496
Adjusted premiums, fees and other revenues, on a constant currency basis	$1,513	$1,322

See footnotes on last page.

MetLife, Inc.
Adjusted Earnings Available to Common Shareholders (Continued)
(In millions)

	For the Three Months Ended
	March 31,
	2025	2024

EMEA:

Adjusted earnings available to common shareholders	$83	$77
Less: Total notable items	—	—
Adjusted earnings available to common shareholders, excluding total notable items	$83	$77

Adjusted earnings available to common shareholders on a constant currency basis	$83	$73
Adjusted earnings available to common shareholders, excluding total notable items, on a constant currency basis	$83	$73

Adjusted premiums, fees and other revenues	$668	$620
Adjusted premiums, fees and other revenues, on a constant currency basis	$668	$594

MetLife Holdings (5):

Adjusted earnings available to common shareholders	$154	$159
Less: Total notable items	—	—
Adjusted earnings available to common shareholders, excluding total notable items	$154	$159

Adjusted premiums, fees and other revenues	$780	$841

Corporate & Other (5):

Adjusted earnings available to common shareholders	$(248)	$(241)
Less: Total notable items	—	—
Adjusted earnings available to common shareholders, excluding total notable items	$(248)	$(241)

Adjusted premiums, fees and other revenues	$112	$104

See footnotes on last page.

MetLife, Inc.

	For the Three Months Ended
	March 31,
	2025	2024
Variable investment income (post-tax, in millions) (6)
Group Benefits	$3	$4
RIS	99	73
Asia	94	56
Latin America	3	1
EMEA	—	—
MetLife Holdings	53	55
Corporate & Other	6	16
Total variable investment income	$258	$205

See footnotes on last page.

MetLife, Inc.

March 31, 2025
Cash & Capital (7),(8), (9), (in billions)
Holding Companies Cash & Liquid Assets	$4.5

Footnotes

(1)	Adjusted earnings available to common shareholders, excluding total notable items, per diluted common share is calculated on a standalone basis and may not equal (i) adjusted earnings available to common shareholders per diluted common share, less (ii) total notable items per diluted common share.

(2)	Book values exclude $3,818 million of equity related to preferred stock at both March 31, 2025 and 2024.

(3)	There were share repurchases of approximately $1.4 billion for the three months ended March 31, 2025. There were share repurchases of approximately $150 million in April 2025.

(4)	Annualized using quarter-to-date results.

(5)	Results on a constant currency basis are not included as constant currency impact is not significant.

(6)	Assumes a 21% tax rate.

(7)
The 2024 combined U.S. risk based capital (RBC) ratio was 388%, which is above MetLife's 360% target on an NAIC basis. This ratio includes MetLife, Inc.'s principal U.S. insurance subsidiaries, excluding American Life Insurance Company. MetLife calculates RBC annually as of December 31 and, accordingly, the calculation does not reflect conditions and factors occurring after the year end.

(8)
The total U.S. statutory adjusted capital is expected to be approximately $16.4 billion at March 31, 2025, down 6% from December 31, 2024. This balance includes MetLife, Inc.'s principal U.S. insurance subsidiaries, excluding American Life Insurance Company.

(9)	The expected Japan solvency margin ratio as of March 31, 2025 is approximately 725%.